Exhibit 99(l)

Mayer, Brown, Rowe & Maw LLP
190 S. LaSalle St.
Chicago, IL 60603

April 26, 2005

Clough Global Equity Fund
1625 Broadway
Suite 2200
Denver, CO 80202

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration by Clough Global Equity Fund, a statutory trust organized under the laws of the state of Delaware (the "Fund"), of 20,125,000 of common shares of beneficial interest, no par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on form N-2 (File No. 333-122558), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

        As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) common shares of beneficial interest of the Fund.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

                      Very truly yours,

                      /s/ MAYER, BROWN, ROWE & MAW LLP